EXHIBIT 10.76
FORM OF 2016 CASH-BASED LONG-TERM INCENTIVE AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) is between HEXION INC., a New Jersey corporation (the “Company”), and the Participant set forth on the signature page to this Agreement (the “Participant”).
WHEREAS, the Company’s indirect parent, Hexion Holdings LLC, (“Parent”) maintains the Momentive Performance Materials Holdings LLC Long-Term Cash Incentive Plan adopted November 25, 2013 and Amended November 4, 2014 (the “Plan”) for the benefit of employees of its subsidiaries, including the Company; and
WHEREAS, Participant, in his or her role with the Company, also provides services to MPM Holdings Inc., a Delaware Company (“Momentive”) and its subsidiaries under a Second Amended and Restated Shared Services Agreement dated as of October 24, 2014; and
WHEREAS, the Company has agreed to grant to the Participant, a cash-based long-term incentive award (the “Award”) pursuant to the Plan on the terms and subject to the conditions set forth in this Agreement and the Plan;
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:
Section 1.The Plan.

The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.
Section 2.Defined Terms

(a)	Target Award means the amount and currency set forth on the signature page hereto.

(b)
EBITDA (sometimes also referred to as Segment EBITDA), with respect to a company, stands for earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations for the relevant period as reported on such company’s financial statements.

(c)	EBITDA Trigger means, with respect to a company, the applicable targeted level of EBITDA, as set forth in Section 4(b) below.

(d)
An EBITDA Trigger Achievement hereunder has occurred with respect to a company if such company achieves an EBITDA Trigger during any four sequential fiscal quarters (the “Measurement Period”) and maintains such EBITDA through the one consecutive fiscal quarter thereafter (the “Maintenance Period”).

Section 3.     Grant of Cash-Based Award.

Subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Participant a cash-based long-term incentive award in the amount of the Target Award, payable based upon the Participant’s continued employment with the Company or one of the Company’s subsidiaries.
Section 4.     Conditions to Earning and Payment of Award.

Participant’s right to any payment of the award is subject to the requirements described below. Subject to Participant not having a Termination of Relationship prior to the payment date:
(a)Service-Vested Award

(i)    392,529 of the Target Award will be payable on July 2018; and

(ii)     392,529 of the Target Award will be payable on July 2020.

(b)     Performance-Vested Award

(i)     Upon the occurrence of any EBITDA Trigger Achievement as set forth in the following table, the percentage of the Target Award indicated in such table shall be payable in accordance with this Section 4(b).

Hexion EBITDA Triggers		Momentive EBITDA Triggers
Targeted EBITDA	Percentage of Target Award Payable	Targeted EBITDA	Percentage of Target Award Payable
Tranche 1: $457mm	130,843	Tranche 1: $235mm	130,843
Tranche 2: $502mm	130,843	Tranche 2: $282mm	130,843
Tranche 3: $548mm	130,843	Tranche 3: $317mm	130,843

(ii)     Upon a given Hexion EBITDA Trigger Achievement, the corresponding (i.e., Tranche 1, Tranche 2, or Tranche 3) Momentive EBITDA Trigger Achievement shall be deemed to have occurred for the same Measurement Period and Maintenance Period. The applicable percentage payout upon a given EBITDA Trigger Achievement (or deemed EBITDA Trigger Achievement) shall be payable only once hereunder, regardless of whether such EBITDA Trigger Achievement occurs (or is deemed to occur) again at a later date. In the event that more than one EBITDA Trigger Achievement (i.e., Tranche 1, Tranche 2, and Tranche 3) first occurs (or is deemed to occur) during the same Measurement Period and Maintenance Period, Participant shall be paid the sum of all payout percentages relating to such EBITDA Trigger Achievements.

(iii)     The measurement period for the achievement of the EBITDA Triggers begins July 1, 2016, and runs through fiscal year end 2020. This Agreement will terminate, and any unearned portions of the Target Award shall not be paid, if the applicable EBITDA Triggers have not been achieved (or deemed achieved) by fiscal year-end 2020.

(iv)     In order to be eligible to receive any payment of an award under this Agreement, Participant must be actively employed with the Company or one of the Company’s subsidiaries on the date that payment occurs.

(v)     Any portion of the Target Award earned under Section 4(b)(i) above will be paid as soon as reasonably practicable, generally within 90 days, following the end of the applicable Maintenance Period, or if later, in July 2018. Prior to any payout under this Section 4(b), achievement of the EBITDA Trigger must be approved by the Audit Committee of either Parent or Momentive, as applicable. All payments under the Plan must be approved in advance by Parent’s Compensation Committee.

(vi)    In no event shall Participant receive aggregate payments under this Section 4(b) exceeding 50% of the Target Award.

All payments made under the Plan will be subject to any and all applicable income, employment and other tax withholding requirements.
Section 5.     Construction.

It is intended that any amounts payable under this Agreement and the Company’s and the Participant’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
Section 6.     Change of Control.

Notwithstanding Section 4(a) and Section 4(b) above, if a Complete Change in Control (as defined in the Company’s 2011 Equity Incentive Plan) occurs prior to July 2020, the service component of the award (but not the EBITDA performance requirement) will be deemed satisfied upon completion of the Complete Change in Control. For purposes of clarity, if the Complete Change in Control occurs before the EBITDA target is achieved, the performance condition of the award will not be accelerated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date specified below.
THE COMPANY:

HEXION INC.

By:	/s/ Craig O. Morrison

Name:	Craig O. Morrison

Title:	President & CEO

Date:	January 03, 2017

By signing below, you acknowledge having received the Plan document and you further agree to be bound by the terms and conditions of the Plan and this Agreement.
Your participation is contingent upon your acknowledgement and agreement to the provisions of this Plan and Agreement, as indicated by your signing below and returning the signed Agreement by email to equityadmin@hexion.com by the close of business on February 03, 2017.
THE PARTICIPANT:

By:	/s/ Nathan E. Fisher

Name:	Nathan E. Fisher

Title:	EVP, Global Procurement

Date:	January 3, 2017

Last address on the records of the Company:

7780 Cromwell End
New Albany, Ohio 43054

Target Award: 1,570,117 USD

Momentive Performance Materials Holdings LLC
Long-Term Cash Incentive Plan (the “Plan”)

I.	Purpose of the Plan
To provide key associates employed by subsidiaries of Momentive Performance Materials Holdings LLC (the “Company”) with a performance-based incentive program to drive the achievement of long-term business success.

II.	Definition of Terms
Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2011 Equity Incentive Plan.

III.	Eligibility to Participate
Awards under the Plan may be granted only to employees of the Company’s subsidiaries. Each person to whom an award is granted under the Plan is referred to as a “Participant”. Participants are selected based on the scope of their responsibility and contribution in building value for the total enterprise. Participants are nominated by their employer and approved by the employer’s Board of Directors or Compensation Committee (the “Committee”).

IV.	Individual Awards
Awards may be granted under the Plan at any time and from time to time on or prior to the termination of the Plan. The award agreement for each participant will set forth the Participant’s target award and the conditions for payment of such award.

I.	No Right to Award or Grant
The Plan is strictly a voluntary undertaking on the part of the Company and is subject to modification and termination by the Committee at any time, with or without notification to participants. All determinations made by the Company in respect of the Plan will be conclusive and binding on all participants, and shall be given the maximum deference permitted by law.

All payments are subject to applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to participants in the Plan, then the employer shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments.

Participants and their beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company’s subsidiaries to pay compensation in the future to those Participants to whom there is an obligation under the Plan in accordance with its terms. The rights of the Participants and any beneficiaries or heirs shall be no greater than those of the Company’s and its subsidiaries’ unsecured general creditors.

The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under one’s supervision to behave in this manner is never in the best interest of the Company or its subsidiaries. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under a Participant’s supervision is knowingly condoned, any award to a Participant under the Plan is subject to forfeiture.

II.	No Evidence or Right of Employment or Service
Nothing contained in the Plan or any other document related to the Plan constitutes an employment or service commitment by the Company or its subsidiaries; affects the employment status of the Participant who is subject to termination without cause; confers upon the Participant any right to remain employed by or in the service of the Company or its subsidiaries; interferes in any way with the right of the Company or its subsidiaries to terminate the Participant’s employment; or to change the Participant’s compensation or other terms of employment at any time.

III.	Termination
The Plan will terminate on December 31, 2020, unless earlier terminated (the “Termination Date”). No awards may be granted after the Termination Date. Any awards outstanding on the Termination Date shall remain in effect until such award terminates as provided in the applicable award agreement.

IV.	Code Section 409A Compliance
If any payment of an award pursuant to this Plan or an award agreement would subject the Participant to tax under Section 409A of the Code, the Plan or award agreement shall be modified in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provisions(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant.

Adopted: November 25, 2013
Amended: November 6, 2014